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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

  The following are the subsidiaries of Synetic, Inc. excluding subsidiaries the omission of which is permitted under Item 601(b)(21) of Regulation S-K.


  Name of Subsidiary                       Jurisdiction of Incorporation
  ------------------                       -----------------------------

  Porex Technologies Corp.                 Delaware
     Porex Scientific, Inc./1/             Delaware
  SYNC Corp.                               New Jersey

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/(1)/  A wholly owned subsidiary of Porex Technologies Corp.